Exhibit 5.1

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

November 6, 2013

Norcraft Companies, Inc.

3020 Denmark Avenue, Suite 100

Eagan, MN 55121

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is being furnished to you in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by Norcraft Companies, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Rule 462(b) of the Securities Act, for the registration of 591,928 shares of Common Stock, $0.01 par value per share, of the Company (the “Shares”). The Registration Statement incorporates by reference the contents of the Company’s registration statement on Form S-1 (File No. 333-191607), which was declared effective by the Commission on November 6, 2013, including the prospectus included therein (the “Prospectus”). The Shares are proposed to be sold pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into among the Company, Norcraft Companies, L.P. and Norcraft Holdings, L.P. and Citigroup Global Markets Inc., UBS Securities LLC, Deutsche Bank Securities Inc. and RBC Capital Markets, LLC, as representatives of the underwriters named therein.

We have acted as counsel for the Company in connection with the proposed sale of the Shares. For purposes of this opinion, we have examined and relied upon such documents, records, certificates and other instruments as we have deemed necessary.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and delivered by the Company pursuant to the Underwriting Agreement against payment of the consideration set forth therein, will be validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP